Exhibit 99.1

Stephen P. Sarno Joins Connection as CFO

MERRIMACK, N.H.--(BUSINESS WIRE)--March 29, 2018--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading technology solutions provider to business, government, and education markets, announced today that Stephen P. Sarno has joined the Company as Senior Vice President, Chief Financial Officer, and Treasurer reporting to Timothy McGrath, President and Chief Executive Officer.

Mr. Sarno’s appointment was effective on March 28, 2018. Prior to joining Connection, Mr. Sarno served as Chief Financial Officer of Wyless, Inc., a privately held international provider of wireless data communication services. Previously he has served as Chief Accounting Officer of several other public companies including Sapient Corporation, a global services firm, and Exa Corporation, a global developer and distributor of computer-aided engineering software and was a Senior Manager for 10 years at PricewaterhouseCoopers. He has a wide range of accounting, finance, and reporting skills, substantial public and private company experience and is a CPA in the Commonwealth of Massachusetts.

“We are excited to have Steve join our team,” said Mr. McGrath. “His impressive track record in technology and his senior financial management experience will be an asset to the Company and a welcome addition to our team.”

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2008 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.pcconnection.com.

Connection–Business Solutions (800-800-5555), (the original business of PC Connection) operating through our PC Connection Sales Corp. subsidiary, is a rapid-response provider of IT products and services serving primarily the small- and medium-sized business sector. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Public Sector Solutions (800-800-0019), operating through our GovConnection, Inc. subsidiary, is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

Connection–Enterprise Solutions (561-237-3300), www.connection.com/enterprise, operating through our MoreDirect, Inc. subsidiary, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

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CONTACT:
PC Connection, Inc.
Corporate Communications Contact:
Lynn MacKenzie, 603-683-2278
lynn.mackenzie@connection.com
or
Investor Relations Contact:
William Schulze, 603-683-2262
Vice President of Finance
william.schulze@connection.com